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                [LETTERHEAD OF JAECKLE FLEISCHMANN & MUGEL, LLP]

                                                                     EXHIBIT 5.1

                               September 13, 2002


Sizeler Property Investors, Inc.
2542 Williams Boulevard
Kenner, Louisiana 70062

         RE:      Registration Statement on Form S-8
                  Sizeler Property Investors, Inc. 1996 Stock
                  Option Plan, as amended (the "Plan")

Ladies and Gentlemen:

         As your counsel we have examined the above-referenced Registration Statement and we are familiar with the Plan and the documents referred to therein, as well as your Articles of Incorporation and By-laws, as amended to date and other relevant documents, and we have made such investigation with respect to your corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

         We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by Sizeler Property Investors, Inc. in connection with the authorization, issuance and sale of the shares of Common Stock (the "Shares") pursuant to the Plan. In our opinion, the Shares to be issued by Sizeler Property Investors, Inc. under and in accordance with the Plan will be, when issued and paid for in accordance with the Plan and the Registration Statement and the exhibits thereto, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-8.

                                       Very truly yours,




                                       /S/ JAECKLE FLEISCHMANN & MUGEL, LLP